SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANK OF THE JAMES FINANCIAL GROUP, INC.

(Name of Small Business Issuer in its charter)

Virginia	20-0500300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

615 Church Street, Lynchburg, VA	24504
(Address of principal executive offices)	(Zip Code)

RESTATED STOCK OPTION PLAN OF BANK OF THE JAMES FINANCIAL GROUP, INC.

(Full title of plan)

J. Todd Scruggs

Bank of the James Financial Group, Inc.

Secretary and Treasurer

615 Church Street

Lynchburg, VA 24504

(434) 846-2000

(Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Eric J. Sorenson, Jr., Esq.

Edmunds & Williams, P.C.

800 Main St., Ste. 400

Lynchburg, VA 24505

(434) 846-9000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering share price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $4.00 par value, to be issued under Restated Stock Option Plan Of Bank Of The James Financial Group, Inc.	154,000 shares[1]	$22.58[2]	$3,476,555	$441

1 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), includes an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.

2 Pursuant to Rule 457(h)(1) under the 1933 Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of Bank of the James Financial Group, Inc. Common Stock on April 6, 2004.

Part I — Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II — Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Bank of the James Financial Group, Inc. (the “Company” or the “Registrant”) hereby incorporates by reference into this registration statement the following documents:

(a)    The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as filed on March 26, 2004.

(b)    The description of the Company’s capital stock contained in the Company’s registration statement on Form 10-SB filed on April 18, 2000, with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) by Bank of the James (the “Bank”), the predecessor of the Company, as it may be amended by any amendment or report filed subsequent to this registration statement for the purpose of updating such description. The Form 10-SB and other information filed by the Bank with the Federal Reserve may be inspected and copied at the public reference facilities maintained by the Federal Reserve in Washington, D.C. at the Freedom of Information Office, 1st Floor of the Martin Building, 20th & C Streets, and in Richmond, Virginia at the Research Library of the Federal Reserve Bank of Richmond, 701 East Byrd Street.

(c)    The description of the Company’s capital stock contained in the Form 8-K 12g-3 filed on January 13, 2004 and in the Company’s Articles of Incorporation (the “Articles”) and the Company’s Bylaws filed as Exhibits 3.1 and 3.2, respectively, to the Form 8-K 12g-3.

All documents filed by the Registrant subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the “Code”) permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation a written undertaking to repay any advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The articles of incorporation and bylaws of the Company generally contain provisions indemnifying the directors and officers of the Company to the full extent permitted by Virginia law. In addition, the articles of incorporation and bylaws of the Company eliminate the personal liability of the Company’s directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.

The articles of incorporation and bylaws also permit the Board of Directors to cause the Company to indemnify employees or agents of the Company to the same extent as is mandated for directors and officers.

The Company maintains a directors and officers liability insurance policy with Cincinnati Insurance Company, which provides coverage for the Company and for directors and officers of the Company against certain damages and expenses relating to claims against them for negligent acts, errors or omissions, or breaches of duty in their capacity as directors or officers of the Company. The policy is a three year policy expiring in 2004. The policy is a “claims made” policy with a limit of liability of $5,000,000 for each policy period.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

An Exhibit Index appears at page 8 hereof.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the 1933 Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed with the Commission under the 1934 Act.

(2) For determining liability under the 1933 Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lynchburg, Virginia on April 8, 2004.

BANK OF THE JAMES FINANCIAL GROUP, INC.

/s/ Robert R. Chapman, III.

Date: April 8, 2004	Robert R. Chapman, III., President

Power of Attorney

Each of the undersigned hereby appoints Robert R. Chapman, III and J. Todd Scruggs, each of whom may act individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on this 8th day of April, 2004.

Name	Title

/s/ Robert R. Chapman, III Robert R. Chapman, III	President (Principal Executive Officer)

/s/ J. Todd Scruggs J. Todd Scruggs	Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Kenneth S. White Kenneth S. White	Director, Chairman

/s/ Donna S. Clark Donna Schewel Clark	Director

/s/ Ted F. Counts Ted F. Counts	Director

/s/ Donald M. Giles Donald M. Giles	Director

/s/ Ronald V. Dolan Ronald V. Dolan	Director

/s/ James R. Hughes, Jr. James R. Hughes, Jr.	Director

/s/ Carl B. Hutcherson, Jr. Carl B. Hutcherson, Jr.	Director

/s/ Thomas W. Pettyjohn, Jr. Thomas W. Pettyjohn, Jr.	Director

/s/ Richard R. Zechini Richard R. Zechini	Director

Exhibit Index

No.	Description

4.1	Articles of Incorporation of Bank of the James Financial Group, Inc., incorporated by reference herein by reference to Exhibit 3.1 to Form 8-K filed with the Securities Exchange Commission on January 12, 2004.

4.2	Bylaws of Bank of the James, Inc., incorporated by reference herein by reference to Exhibit 3.2 to Form 8-K filed with the Securities Exchange Commission on January 12, 2004.

4.3	Form of Stock Certificate, incorporated by reference herein to Exhibit 4.1 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as filed on March 26, 2004

5.1	Opinion of Edmunds & Williams, P.C. with respect to the validity of the Common Stock under the Plan, filed herewith.

23.1	Consent of Edmunds & Williams, P.C., contained in the opinion filed as Exhibit 5 hereto.

23.2	Consent of Cherry, Bekaert & Holland, LLP, independent public accountants, filed herewith.

24.1	Powers of Attorney of directors of Bank of the James Financial Group, Inc., filed herewith.

99.1	Restated Stock Option Plan of Bank of the James Financial Group, Inc., filed herewith.